UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 17, 2013 (April 12, 2013)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 365

San Francisco, California 94104

(Address of principal executive offices, zip code)

(415) 568-2245
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in a Current Report on Form 8-K filed on March 14, 2013, in connection with the election of Joseph J. Grano, Jr. to the Board of Directors of Medgenics, Inc. (the “Company”) on March 8, 2013 (effective as of March 15, 2013), the Compensation Committee of the Company’s Board of Directors approved the grant to Mr. Grano of stock options covering up to 300,000 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at a per share exercise price of $4.99 (representing the closing price of the Common Stock on the NYSE MKT on March 7, 2013, the date of the original approval of the grant by the Compensation Committee), subject to approval by the NYSE MKT of an additional listing application covering the issuance of the shares underlying such options.  100,000 shares underlying such options will vest upon grant and the remaining 200,000 shares will vest in equal installments on each of the first and second anniversaries of the effective date of Mr. Grano’s appointment, subject to his continuous service through each vesting date. The options may only be exercised for cash and will expire on March 15, 2018. The grant was initially contemplated to be made pursuant to a stand-alone award agreement outside of the Company’s Stock Incentive Plan (the “Plan”).

On April 12, 2013, prior to approval by the NYSE MKT of the additional listing application, the Compensation Committee of the Company’s Board of Directors determined instead to issue such options under the Plan. The terms of the options, including the number, exercise price, vesting schedule and expiration date, were the same as previously approved by the Compensation Committee on March 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin Title: Vice President – Administration

Date:  April 17, 2013